SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Waste Connections, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Folsom, California
March 30, 2009

Dear Stockholders:

          You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Thursday, May 14, 2009, at 10:00 a.m. (California time). The meeting will be held at Waste Connections’ corporate headquarters, 2295 Iron Point Road, Suite 200, Folsom, California 95630. Directions to Waste Connections’ corporate headquarters appear on the back cover of this notice of annual meeting and proxy statement.

          The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on Waste Connections’ operations. As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

          YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone. If you attend the meeting, you will have the right to revoke any proxy you previously submitted and vote your shares in person.

Very truly yours,

Chairman and Chief Executive Officer

Waste Connections, Inc.

2295 Iron Point Road, Suite 200
Folsom, California 95630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Thursday, May 14, 2009, at 10:00 a.m. (California time). The meeting will be held at Waste Connections’ corporate headquarters, 2295 Iron Point Road, Suite 200, Folsom, California 95630, for the following purposes:

1.	To elect Michael W. Harlan and William J. Razzouk to serve as Class II directors for a term of three years and until a successor for each has been duly elected and qualified; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

          Only stockholders of record of Waste Connections common stock at the close of business on March 16, 2009, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

          Waste Connections’ Annual Report to Stockholders for the fiscal year 2008 is enclosed for your convenience.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held May 14, 2009

Our 2009 Proxy Materials and Annual Report to Stockholders for the fiscal year 2008 are available at http://phx.corporate-ir.net/phoenix.zhtml?c=118605&p=irol-proxy.

          Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. The method by which you decide to vote will not limit your right to vote at the Annual Meeting of Stockholders. If you later decide to attend the Annual Meeting of Stockholders, you may revoke your previously submitted proxy and vote your shares in person.

By Order of the Board of Directors,

Secretary

March 30, 2009

          Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please sign and date the enclosed proxy card or follow any telephone or Internet procedures established by your bank or broker as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT

Table of Contents

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS	1
GENERAL INFORMATION	1
About this Proxy Statement	1
Who May Vote	1
How to Vote	1
How Proxies Work	1
Quorum	2
Votes Needed	2
Attending in Person	2
Counting the Vote	2
PROPOSAL 1 — ELECTION OF DIRECTORS	3
CORPORATE GOVERNANCE AND BOARD MATTERS	5
Corporate Governance Guidelines and Code of Conduct and Ethics	5
Board of Directors and Committees	5
Director Independence	6
Independence of Committee Members	7
Our Director Nomination Process	7
How to Contact Directors	8
Compensation Committee Interlocks and Insider Participation	8
Compensation of Directors for Fiscal Year 2008	9
Directors’ Equity Ownership	10
PRINCIPAL STOCKHOLDERS	11
EXECUTIVE COMPENSATION	12
Compensation Discussion and Analysis	12
Compensation Committee Report	19
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008	20
GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2008	22
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END	23
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008	24
PENSION BENEFITS IN FISCAL YEAR 2008	24
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2008	25
EQUITY COMPENSATION PLAN INFORMATION	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	27
Termination by the Company	28
Termination Upon Death or Disability	28
Termination by the Employee	28
Change in Control	28
Potential Payments	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
Review, Approval or Ratification of Transactions with Related Persons	36
AUDIT COMMITTEE REPORT	37
PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
Pre-Approval Policies and Procedures	38
OTHER INFORMATION	39
Section 16(a) Beneficial Ownership Reporting Compliance	39
Legal Proceedings	39
Stockholder Proposals for 2010 Annual Meeting of Stockholders	39
Annual Report to Stockholders and Form 10-K	40
Other Business	40

Waste Connections, Inc.

2295 Iron Point Road, Suite 200
Folsom, California 95630

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

          We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

          We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

          We will arrange for banks and brokers to forward these proxy materials to the beneficial owners of our common stock for whom they hold shares of record, and we will reimburse them for reasonable out-of-pocket expenses incurred in forwarding these materials.

          We began mailing these proxy materials to our stockholders on or about April 1, 2009.

Who May Vote

          Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 16, 2009, may vote at the annual meeting. As of March 16, 2009, 80,041,506 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder. In addition, on March 16, 2009, we had 5,882,354 shares of common stock reserved for issuance upon the conversion of our outstanding 3.75% Convertible Senior Notes due 2026, none of which is entitled to vote at the annual meeting.

How to Vote

          You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may revoke your proxy before we vote it at the meeting by submitting a new proxy with a later date, voting in person at the meeting or notifying our Corporate Secretary in writing at: Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630. We will count your most current proxy, unless you vote in person at the meeting.

How Proxies Work

          Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You can vote by proxy:

●	by mail by signing, dating and mailing the enclosed proxy card; or

●	by telephone or over the Internet if your shares are held in the name of a bank or broker, and instructions for voting in this manner are included in information you receive from your bank or broker.

          If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

●	in favor of our director candidates; and

●	in favor of the ratification of the appointment of the independent registered public accounting firm.

          For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for both, one or neither of our director candidates. You may also vote for or against the other proposal, or you may abstain from voting.

          You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name are covered by one proxy card. If you hold shares through someone else, such as a broker, you may also receive material from them asking how you want to vote. You should complete and return each proxy card or other voting instruction request provided to you.

Quorum

          In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares entitled to vote as of the close of business on the record date must be present at the meeting, either by proxy or in person.

          Abstentions, directions to withhold authority and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Votes Needed

          Directors are elected by a plurality of shares present at the meeting, meaning the two nominees that receive the highest number of votes cast in favor of their election will be elected.

          The ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

          Abstentions and directions to withhold authority have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted.

          Broker non-votes will be considered present for quorum purposes but have no effect on the outcome of the election of directors and will not be counted for any purpose in determining whether the appointment of the independent registered public accounting firm has been ratified.

Attending in Person

          Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the meeting.

Counting the Vote

          We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

PROPOSAL 1 — ELECTION OF DIRECTORS

          Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Michael W. Harlan and William J. Razzouk for reelection to the Board of Directors to serve as Class II Directors until the Annual Meeting of Stockholders to be held in 2012 and until a successor for each has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the reelection of Messrs. Harlan and Razzouk to the Board of Directors. Proxies will be voted in a discretionary manner if either of Messrs. Harlan or Razzouk is unable to serve. Each of Messrs. Harlan and Razzouk is currently a director of Waste Connections.

          Certain information about Messrs. Harlan and Razzouk and the directors serving in Class I and Class III, whose terms expire in future years, is set forth below.

Name and Background	Age	Director Since

Nominees for Class II Directors for Terms Expiring in 2012

Michael W. Harlan has been President and Chief Executive Officer of U.S. Concrete, Inc., a publicly traded producer of ready-mixed concrete, precast concrete products and concrete-related products to all segments of the construction industry, since May 2007. Mr. Harlan has also served as a Director of U.S. Concrete, Inc., since May 2006. Mr. Harlan served as U.S. Concrete’s Executive Vice President and Chief Operating Officer from April 2003 to May 2007 and as Chief Financial Officer from September 1998 to November 2004. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Anderson LLP, where he was a Manager since July 1986. Mr. Harlan is on the Board of Directors of the National Ready Mixed Concrete Association, where he serves on the Executive Committee, and he is a member of the Board of Trustees for the RMC Research and Education Foundation. Mr. Harlan is a Certified Public Accountant and holds a B.A. degree from the University of Mississippi.
	48	1998

William J. Razzouk has been Chief Executive Officer of Newgistics, Inc., a provider of intelligent order delivery and returns management solutions for direct retailers and technology companies, since March 2005. Mr. Razzouk has also served as a Director of Newgistics, Inc. since March 2005. Mr Razzouk also serves on the Board of Directors of Re-Trans, Inc., a privately held transportation management company. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee that focuses on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owns and operates more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.
	61	1998

Name and Background	Age	Director Since

Class I Director Continuing in Office — Term Expiring in 2011

Robert H. Davis has been President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries outside the U.S., since November 2007, and a partner in Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is a member of the board of effENERGY LLC, an alternative energy company, and he is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University. Prior to acquiring Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. A 35-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from California Polytechnic State University, has done graduate work at George Washington University in Solid Waste Management, and is currently engaged in continuing education at Stanford University Law School in Corporate Governance.
	66	2001

Class III Directors Continuing in Office — Terms Expiring in 2010

Ronald J. Mittelstaedt has been Chief Executive Officer and a Director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 21 years of experience in the solid waste industry. He is a member of the Board of Trustees for the UC Santa Barbara Foundation. Mr. Mittelstaedt holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.	45	1997

Edward E. “Ned” Guillet has been an independent human resources consultant since January 2007. From October 1, 2005 until December 31, 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 1, 2001 until September 30, 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as a member of the Board of Directors’ Human Resources Committee. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.
	57	2007

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RE-ELECTION OF MESSRS. HARLAN AND RAZZOUK TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct and Ethics

          We have adopted Corporate Governance Guidelines to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630.

Board of Directors and Committees

          Our Board of Directors held nine meetings during 2008, four of which were regularly scheduled and five of which were special meetings held telephonically. The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Special Equity Award Committee and a Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2008. Our policy on director attendance at Annual Meetings of Stockholders is that directors are invited but not required to attend. Mr. Mittelstaedt, the Chairman of the Board, attended the Annual Meeting of Stockholders in 2008.

          The Executive Committee, whose chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Razzouk, met five times in 2008. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board of Directors, the Executive Committee approves all acquisitions by us for stock and all acquisitions by us for cash or other consideration of $5.0 million or more.

          The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2008. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of Section 303A.07 of the New York Stock Exchange Listed Company Manual. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The committee’s duties are discussed below under “Audit Committee Report.” A current copy of the Audit Committee Charter, which our Board of Directors has adopted, is available on our website at www.wasteconnections.com. A copy of the Audit Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630.

          The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Messrs. Harlan and Guillet, met two times in 2008. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to, any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding compensation and the Compensation Committee. A current copy of the Compensation Committee Charter is available on our website at www.wasteconnections.com. A copy of the Compensation Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630.

          The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals - typically new hires - under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board of Directors. The Special Equity Award Committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 10,000 options and warrants or more than 5,000 restricted stock and restricted stock unit awards to an eligible individual in any given calendar year. Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

          The Nominating and Corporate Governance Committee, whose chairman is Mr. Davis and whose other current members are Messrs. Guillet and Razzouk, met two times in 2008. This committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.wasteconnections.com. A copy of the Nominating and Corporate Governance Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630.

Director Independence

          The Board of Directors has determined that each of Messrs. Harlan, Razzouk, Davis and Guillet is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines. Messrs. Davis, Harlan and Razzouk together make up the Board’s Audit Committee. Messrs. Guillet, Harlan and Razzouk together make up the Board’s Compensation Committee. Messrs. Davis, Guillet and Razzouk together make up the Board’s Nominating and Corporate Governance Committee. These independent, non-management directors meet in an executive session, without management, at each of our four regularly scheduled Board of Directors meetings. The Chair of the Audit Committee, currently Mr. Harlan, presides over each meeting of the company’s non-management directors.

          As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company. No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

          The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of one million dollars or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-management member stands for re-election to the Board of Directors.

          All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence. If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board of Director’s determination.

          In October 2008, Mr. Davis informed the Board of Directors that he intended to join the external advisory board of the Global Waste Research Institute, or the GWRI. The GWRI, of which Mr. Davis is a conceptual founder, is being developed in conjunction with California Polytechnic State University, San Luis Obispo. The GWRI’s mission is to advance state-of-the-art research and development of sustainable technologies and practices to more effectively manage existing and emerging wastes and byproducts. Waste Connections has agreed to make gifts to the GWRI totaling up to $1,000,000 over the next nine years, subject to certain conditions. Based on information provided to the Board of Directors by Mr. Davis, these gifts will initially constitute more than one percent of the total annual receipts of the GWRI, which caused the relationship to fall outside the criteria of the independence tests set forth above and required the Board of Directors to review and decide whether to approve Mr. Davis’ involvement with the GWRI. After a review of the relevant facts and the mission of the GWRI, the Board of Directors determined that Mr. Davis’ participation in the GWRI as a member of it external advisory board coupled with Waste Connections’ contributions to the GWRI would not be a material relationship that would impair Mr. Davis’ independence as a director of Waste Connections.

          Waste Connections does not make any personal loans or extend credit to any director or officer, other than those expressly permitted under applicable laws and regulations. All such arrangements must be administered by the Compensation Committee, and such arrangements not already maintained on July 30, 2002, must also be approved in advance by the Compensation Committee. As of December 31, 2008, Waste Connections did not have any loans outstanding to any of its directors or executive officers. No independent director or his or her immediate family member may provide personal services to Waste Connections for compensation, other than as permitted under New York Stock Exchange rules.

Independence of Committee Members

          In addition to the general requirements for independent Board members described above, members of the Audit Committee must also satisfy the additional independence requirements of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. These rules, among other things, prohibit a member of the Audit Committee, other than in his capacity as a member of the Audit Committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Compensation and Nominating and Corporate Governance Committees.

Our Director Nomination Process

          Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. Our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

          In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

          When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

          The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors. In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws. We have an advance notice Bylaw provision relating to the nomination of Directors. Pursuant to that provision, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this Proxy Statement no later than the close of business (California time) on the 120th day prior to the anniversary date of our proxy statement released to stockholders in connection with the previous year’s Annual Meeting of Stockholders. To be considered timely, stockholder nominations submitted after this deadline must be received as set forth above no later than the close of business (California time) on the 90th day prior to the Annual Meeting of Stockholders. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, residence address, telephone number, email address, principal occupation, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. The written notice must be accompanied by the executed consent of each nominee to serve as a director if elected. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, phone number, email address, number of shares of our common stock beneficially owned, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

          Before nominating a sitting director for re-election at an Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will consider the director’s performance and contribution to the Board of Directors.

How to Contact Directors

          Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-management directors as a group or with a specific director at any time by writing to the Board of Directors, the non-management directors or a specific director, care of the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630. The Secretary will forward all communications to the Board of Directors, the non-management directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation Committee Interlocks and Insider Participation

          In 2008, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Guillet. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee.

Compensation of Directors for Fiscal Year 2008

          The following table provides compensation information for the year ended December 31, 2008, for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ronald J. Mittelstaedt(1)	—	—		—		—	—	—	—
Eugene V. Dupreau(1)(2)	—	—		—		—	—	—	—
Robert H. Davis	45,000	155,589	(5)	—	(9)	—	—	—	200,589
Edward E. “Ned” Guillet	43,500	154,014	(6)	—	(10)	—	—	—	197,514
Michael W. Harlan	49,500	155,589	(7)	—	(11)	—	—	—	205,089
William J. Razzouk	45,000	155,589	(8)	—	(12)	—	—	—	200,589

(1)	Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

(2)	Mr. Dupreau did not stand for re-election at Waste Connections’ 2008 Annual Meeting of Stockholders held on May 15, 2008. Accordingly, his term as a Class I director expired on that date.

(3)
Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the dollar amounts recognized by us as compensation expense for financial reporting purposes in 2008 for stock awards pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123R, excluding estimates of forfeitures related to service-based vesting conditions. Although the amounts shown do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced for estimated forfeitures pursuant to SFAS 123R. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 10, 2009. These compensation expense amounts reflect stock awards granted in 2008, 2007 and 2006 (the first year in which we granted stock awards to independent directors). The following table sets forth the amount included in the 2008 “Stock Awards” column with respect to awards granted in 2008 and prior years.

	Amount included in Table Attributable to
	Prior Year Awards	Fiscal 2008 Awards
Robert H. Davis	$12,971	$142,618
Edward E. “Ned” Guillet	11,396	142,618
Michael W. Harlan	12,971	142,618
William J. Razzouk	12,971	142,618

(4)
No option awards were made to any of our directors as compensation for their service as directors or for attending meetings of the Board of Directors or its committees in 2008. See the “Principal Stockholders” table on page 12 for details on the amount of our common stock beneficially owned by each of our directors as of February 28, 2009.

(5)
The grant date fair value of the 2008 award computed in accordance with SFAS 123R is $150,009, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2008, Mr. Davis had an aggregate of 2,598 shares of stock awards in the form of restricted stock units outstanding.

(6)
The grant date fair value of the 2008 award computed in accordance with SFAS 123R is $150,009, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2008, Mr. Guillet had an aggregate of 2,598 shares of stock awards in the form of restricted stock units outstanding.

(7)
The grant date fair value of the 2008 award computed in accordance with SFAS 123R is $150,009, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2008, Mr. Harlan had an aggregate of 2,598 shares of stock awards in the form of restricted stock units outstanding.

(8)
The grant date fair value of the 2008 award computed in accordance with SFAS 123R is $150,009, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2008, Mr. Razzouk had an aggregate of 2,598 shares of stock awards in the form of restricted stock units outstanding.

(9)	As of December 31, 2008, Mr. Davis had an aggregate of 6,400 option awards outstanding.

(10)	As of December 31, 2008, Mr. Guillet had no option awards outstanding.

(11)	As of December 31, 2008, Mr. Harlan had an aggregate of 41,500 option awards outstanding.

(12)	As of December 31, 2008, Mr. Razzouk had an aggregate of 31,500 option awards outstanding.

          Each independent director receives a monthly cash retainer of $2,125 plus a fee of $4,500 for attending each Board meeting and each committee meeting (unless held in conjunction with a full Board meeting) in person. Each Board member is also eligible for reimbursement of reasonable expenses incurred. Committee chairs receive the following additional cash compensation, which amounts are added to their monthly retainers: Audit Committee Chair - $500, Compensation Committee Chair - $125, and Nominating and Corporate Governance Committee Chair - $125. The monthly cash retainer is intended to compensate independent directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings.

          Other than Mr. Guillet, who the Board of Directors elected on March 1, 2007, to fill a new directorship it created, we granted each independent director an option to purchase shares of our common stock at the time of his initial election or appointment. Historically, we have also granted each independent director an option to purchase between 16,875 and 45,000 shares of our common stock each year during which the director served on the Board of Directors. However, consistent with our intention of granting restricted stock units in lieu of stock options to our management team, on February 5, 2008, we granted each independent director 5,196 restricted stock units under our Second Amended and Restated 2004 Equity Incentive Plan and no options. The units vested in two successive, equal installments upon the February 5, 2008 grant date and the first anniversary of the grant date. The annual grants made to each of our independent directors in 2009 consisted of 5,698 restricted stock units and no options. The units granted in 2009 were granted under our Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated) and vest in two successive, equal installments upon the February 11, 2009 grant date and the first anniversary of the grant date.

Directors’ Equity Ownership

          The Board of Directors has a policy that requires each non-management director of the company to own a number of shares of the company’s common stock having a market value of at least $200,000, as measured by current market value or purchase price, whichever is higher. Unless otherwise satisfied, current directors and new directors will achieve this requirement by retaining one half of all restricted stock unit grants as they vest, measured on an after tax basis, until the value of their holdings reaches the required level.

PRINCIPAL STOCKHOLDERS

          The following table shows the amount of our common stock beneficially owned, as of February 28, 2009, by: (i) each person or entity that we know owns more than five percent of our common stock; (ii) our named executive officers and each of our directors and nominees; and (iii) all of our current directors and executive officers as a group. An asterisk in the Percent of Class column indicates beneficial ownership of less than one percent by a director or nominee.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
T. Rowe Price Associates, Inc.(3)	6,039,027		7.55%
Barclays Global Investors, NA(4)	4,799,703		6.00
Eagle Asset Management, Inc.(5)	4,716,464		5.89
Dos Mil Doscientos Uno, Ltd.(6)	4,100,100		5.12
Steven F. Bouck	874,047	(7)	1.08
Ronald J. Mittelstaedt	304,383	(8)	0.38
Worthing F. Jackman	212,939	(9)	0.27
Darrell W. Chambliss	137,670	(10)	0.17
Eric M. Merrill	85,538	(11)	0.11
Michael W. Harlan	61,920	(12)	*
William J. Razzouk	49,670	(13)	*
Robert H. Davis	18,769	(14)	*
Edward E. “Ned” Guillet	12,545		*
All executive officers and directors as a group (16 persons)	2,048,777	(15)	2.51

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)
Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after February 28, 2009, shares of common stock into which convertible securities are convertible within 60 days after February 28, 2009, and shares which will become issuable within 60 days after February 28, 2009, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 11, 2009. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,630,102 shares and sole dispositive power with respect to all shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
The share ownership of Barclays Global Investors, NA is based on a Schedule 13G filed with the SEC on February 5, 2009, by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (collectively, “Barclays”). Barclays has sole voting power with respect to 4,054,331 shares and sole dispositive power with respect to all such shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105.

(5)
The share ownership of Eagle Asset Management, Inc. is based on a Schedule 13G filed with the SEC on January 26, 2009. Eagle Asset Management, Inc. has sole voting and dispositive power with respect to all shares. The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(6)
The share ownership of Dos Mil Doscientos Uno, Ltd. is based on a Schedule 13G filed with the SEC on January 29, 2009. Dos Mil Doscientos Uno, Ltd. has sole voting and dispositive power with respect to all shares. The address of Dos Mil Doscientos Uno, Ltd. is Ronda Universitat, 31 1-1, Barcelona, Spain 08007.

(7)
Includes 616,393 shares subject to options exercisable within 60 days of February 28, 2009. Excludes 3,900 shares owned by Mr. Bouck’s two minor sons as to which Mr. Bouck disclaims beneficial ownership.

(8)
Includes 216,238 shares subject to options exercisable within 60 days of February 28, 2009, and 88,145 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 2,850 shares held by the Mittelstaedt Family Trust as to which Mr. Mittelstaedt disclaims beneficial ownership.

(9)	Includes 202,814 shares subject to options exercisable within 60 days after February 28, 2009.

(10)	Includes 33,756 shares subject to options exercisable within 60 days after February 28, 2009.

(11)	Includes 76,500 shares subject to options exercisable within 60 days after February 28, 2009.

(12)	Includes 41,500 shares subject to options exercisable within 60 days after February 28, 2009.

(13)	Includes 31,500 shares subject to options exercisable within 60 days after February 28, 2009.

(14)	Includes 6,400 shares subject to options exercisable within 60 days after February 28, 2009.

(15)	Includes 1,490,320 shares subject to options exercisable within 60 days after February 28, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          Philosophy and Objectives

          Throughout this proxy statement, the individuals who served as our Chief Executive Officer and our Chief Financial Officer during 2008, as well as our three other most highly compensated executive officers in 2008, are referred to as the named executive officers, or the NEOs.

          The Compensation Committee’s philosophy with respect to the compensation of the NEOs does not differ materially from the philosophy that applies to other executive officers. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

          In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

●	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;

●	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

●	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas.

          Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively consistent with our success. We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value. Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns and to aid in retention.

          Our compensation program provides compensation in the form of both cash and equity to provide incentives to reward both our short-term and long-term performance. The Compensation Committee allocates total compensation between cash and equity based on comparisons with other companies and the judgment of the Committee members. The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.

          Approach to Compensation

          The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers and directors, including the amount of equity-based compensation. To aid the Compensation Committee in making its determination, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties.

          In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the NEOs, the Compensation Committee considers: (i) the compensation structure and practices of a peer group of companies that we believe are our leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. These peer and comparator groups are identified and discussed below. While the Compensation Committee uses compensation consultants from time to time, it does not engage consultants every year. For 2008, the Compensation Committee had available a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2007, bonus percentage, cash bonus paid in 2007, options granted in 2007, restricted stock units granted in 2007, dollar amount of 401(k) and deferred compensation plan matches in 2007, payments and reimbursements for various expenses that could be considered perquisites, the value realized from the exercise of options and sale of the underlying stock in 2007, the value of vested and unvested unexercised options and unvested restricted stock units as of the end of the year, and the amount payable to each officer under various severance scenarios, including on a change in control. In determining the amount of compensation for the NEOs, the Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the NEOs on a market competitive basis and what is equitable based on our performance. To some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

          We provide the Chief Executive Officer with greater compensation and benefits than that provided to the other NEOs to reflect his importance and value to us as well as the increased level of responsibility and risk faced by him as our Chairman and Chief Executive Officer. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator group compensation data, and reflects the competitive nature of compensation paid to chief executive officers of companies within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create value for stockholders since our inception.

          Transition in Compensation Practices

          Our compensation plan for 2008 reflects a three-year transition in compensation practices that culminated in 2007. The transition, which the Compensation Committee launched in 2004 as it reviewed our compensation philosophy primarily in anticipation of the requirement that stock options be expensed, also addressed our evolution from an early growth stage to a mature public company. In connection with its review in 2004, the Compensation Committee engaged Pearl Meyer & Partners, a nationally known compensation consulting firm, to assist it in the determination of the key elements of the compensation program. The Compensation Committee requested that Pearl Meyer establish a comparator group, provide an analysis of how the compensation of our NEOs compares to that of named executive officers in the comparator group, advise the Compensation Committee on alternative forms of compensation and make recommendations to the Committee. Pearl Meyer reported directly to the Compensation Committee, and its services directly related to executive compensation. Pearl Meyer has not performed any other service for the company.

          Compensation Benchmarking

          An important component of setting and structuring compensation for our executive officers is determining the compensation packages offered by three leading national waste services companies – Waste Management, Inc., Republic Services, Inc. and Allied Waste Industries, Inc. Allied Waste Industries, Inc. merged with Republic Services, Inc. in December 2008. While we do not specifically benchmark our compensation to a peer group, we do periodically perform our own survey of the compensation practices of this peer group of companies to assess our competitiveness. In doing so, we take into account factors such as the relative financial performance of those companies and factors that differentiate us from them. Each of the companies in this peer group is substantially larger than we are and the Compensation Committee takes this into account when comparing compensation.

          In 2006, Pearl Meyer, following discussions with management, established a comparator group consisting of the following companies with financial profiles comparable to ours: Aaron Rents, Inc.; Covanta Holding Corporation; EMCOR Group, Inc.; G & K Services, Inc.; McGrath Rentcorp; Mobile Mini, Inc.; Pacar International; Quanta Services, Inc.; Republic Services, Inc.; Rollins, Inc.; ServiceMaster Company; Stericycle, Inc.; United Rentals, Inc.; and Williams Scotsman International, Inc. Allied Waste Industries, Inc. and Waste Management, Inc. were included as additional reference companies. We did not engage Pearl Meyer to update this group for 2008.

          Determination of Compensation Components

          In light of the 2004 review, the Compensation Committee decided to implement a series of changes to our compensation philosophy for the NEOs and other officers. We (i) increased base salary to more competitive levels over a three-year period through 2007; (ii) decreased equity-based compensation as a percentage of total compensation for these individuals relative to historic levels; and (iii) implemented a program to transition the equity-based compensation of these individuals from stock options to restricted stock unit awards. In 2007, the Compensation Committee adopted the Senior Management Incentive Plan governing the annual performance bonuses and the annual long-term equity incentive grants for 2007 and subsequent years to the five individuals who were our NEOs at that time and to such other executives and employees as may be determined by the Compensation Committee. The Compensation Committee’s objective was to set base salaries of our NEOs close to the median of the comparator group by 2007, before adjustment for inflation and geographic differences. The Committee also reconfirmed its goal of setting equity-based compensation awards over time such that the after-tax income statement impact resulting from company-wide equity-based compensation awards would not exceed approximately five to six percent of projected net income at that time. These goals are based on estimates of future results and actual results of compensation decisions could vary materially. Moreover, the Compensation Committee reserves the right to alter compensation goals and philosophies at any time.

          Base Salary. Effective February 1, 2008, for Messrs. Mittelstaedt, Jackman, Bouck and Chambliss, and June 1, 2008, for Mr. Merrill, the anniversary of Mr. Merrill’s employment agreement, we established the following base salaries for our NEOs:

Name	Annual Base Salary

Ronald J. Mittelstaedt	$538,200
Worthing F. Jackman	$320,850
Steven F. Bouck	$398,475
Darrell W. Chambliss	$346,725
Eric M. Merrill	$270,000

          Performance Bonuses. Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Senior Management Incentive Plan, which is explained in detail below, each participant in the Plan has an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year.

          Equity-Based Compensation. We believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth. To meet these objectives, our senior management team receives equity-based compensation.

          In 2008, the Compensation Committee granted only restricted stock unit awards to our NEOs; as was the case in 2007, no stock options were granted to our NEOs in 2008. The Compensation Committee believes that the use of restricted stock unit awards will reduce the overall compensation cost to us compared to the cost of granting options at levels consistent with previous years, yet will offer our NEOs a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company. In 2008, our restricted stock unit grants for our NEOs were authorized and made on February 5, 2008, and vest in equal increments over five years.

          The Compensation Committee generally makes company-wide annual grants of equity-based compensation to our executive officers and other employees in late January or in February. This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February. In addition, due to seasonal declines in our business and other market factors, the market price of our stock tends to be lower in the first quarter of each year. The Compensation Committee believes that it is in our best interests and the best interests of our stockholders to confer the benefit of a lower stock price on our employees, if possible, in order to enhance employee morale and minimize the cost of equity-based compensation to the company.

          Senior Management Incentive Plan

          Under the Senior Management Incentive Plan, each participant has the opportunity to earn up to 175% of his targeted performance bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer. Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals; the resulting percentage is then used as a multiplier to determine the annual performance bonus earned.

          The performance goals for 2008, which the Compensation Committee adopted in February 2008, were measured against achievement of targeted levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities, or CFFO, as a percentage of revenue, weighted at 30%. Because the operating budget adopted by the Board of Directors is a compilation of stretch goals set for each District, the targeted performance goals reflect a percentage or factor of the final budget, as set forth below:

	2008 Budget	2008 Factor	2008 Targeted Performance Goal
EBITDA	$324.7M	97.5%	$316.6M
EBIT	$229.4M	96.0%	$220.3M
EBIT Margin	22.1%	N/A	21.2%
CFFO Margin	24.5%	97.5%	23.9%

          Under the terms of the Plan, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact relative to the goals in order to exclude or reduce the impact of that acquisition, contract or event. For these purposes, the Compensation Committee determines operating income by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital. The target bonuses are set at 100% of the Chief Executive Officer’s base salary and 50% of the base salary of each of the other participants, and a multiplier is used so that if the company achieves 100% of its target, the participants receive 100% of their performance bonuses. The multiplier may result in the participants being paid a greater (but not more than 175%) or lesser (down to zero percent) percentage of their targeted performance bonuses, based on whether the company’s performance is greater or less than 100% of the target, in accordance with the following sliding scale:

% Target Achievement	Target % Multiplier	Bonus as % of Base Salary
		CEO	Other Participants
105% or Higher	175%	175%	87.5%
104%	160%	160%	80.0%
103%	145%	145%	72.5%
102%	130%	130%	65.0%
101%	115%	115%	57.5%
100%	100%	100%	50.0%
99%	80%	80%	40.0%
98%	60%	60%	30.0%
97%	40%	40%	20.0%
96%	20%	20%	10.0%
95%	0%	0%	0.0%

          Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

          2008 Adjusted Target Goals and Results

          Adjusted targeted performance goals and adjusted results and corresponding target percentages for 2008 were as follows:

	Adjusted Target(1)	Adjusted Results(1)	Adjusted Results as % of Target	Weighting	Target Achievement
EBITDA	$321.6M	$311.4M	96.9%	20%	19.4%
EBIT	$222.7M	$215.6M	96.8%	20%	19.4%
EBIT Margin	21.0%	20.8%	99.5%	30%	29.8%
CFFO Margin	23.9%	25.6%	107.3%	30%	32.2%
Overall Achievement					100.8%

(1)	The Compensation Committee adjusted the targets and results during 2008 to exclude or reduce the impact of certain acquisitions and fuel costs not incorporated in the original budget.

          In addition to the foregoing Target Achievements, in determining actual bonus payouts the Compensation Committee considered uncontrollable decreases in market prices for recycled commodities in late 2008 that negatively impacted results, as well as management’s success in raising over $600 million of capital in volatile financial markets to position the company for additional growth opportunities. For 2008, targeted and actual annual performance bonuses as a percentage of each participant’s annual base salary were as follows:

Name	Targeted Bonus % of Base Salary	Actual Bonus % of Base Salary
Ronald J. Mittelstaedt	100%	122.0%
Worthing F. Jackman	50%	60.9%
Steven F. Bouck	50%	60.9%
Darrell W. Chambliss	50%	60.9%

          In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated) or any succeeding plan we adopt. If restricted stock units are issued, their value, as determined by the Compensation Committee, will be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock. Mr. Merrill, who became an NEO in 2008, is not a participant in the Senior Management Incentive Plan. Pursuant to his employment agreement, Mr. Merrill is eligible to receive a maximum annual cash bonus equal to 40% of his beginning base salary in the applicable year, which is payable if the Board of Directors determines, in its sole and exclusive discretion, that such year’s financial objectives have been fully met. For 2008, Mr. Merrill’s actual bonus equaled 40.8% of his base salary at the beginning of that year.

          Equity-Based Compensation

          Under our Senior Management Incentive Plan, each participant also receives an annual long-term incentive grant of restricted stock units based on the performance of both the company and the individual, subject to a vesting schedule approved by the Compensation Committee. The size of the grant is targeted between 125% and 150% of the participant’s base salary. For 2008, the size of the grant was approximately 150% of the participant’s base salary. The objective of the long-term incentive grant is to supplement each participant’s base salary and annual performance bonus in order to maintain total compensation at the Compensation Committee’s targeted percentile of the comparator group and vest in equal increments over five years. In the case of the Chief Executive Officer, the target was the median of the comparator group.

          Amended and Restated Senior Management Incentive Plan

          In 2008, our Board of Directors adopted the Amended and Restated Senior Management Incentive Plan (the “Amended SMIP”), which was subsequently approved by our stockholders. The Amended SMIP is a performance-based incentive compensation plan similar to the Senior Management Incentive Plan adopted in 2007. Under the Amended SMIP, designated senior executives of the company are eligible to receive performance bonus payments and equity-based compensation. The Compensation Committee has designated the one-year period commencing January 1, 2009, as the first performance period under the Amended SMIP. For 2009, the participants under the Amended SMIP are Messrs. Mittelstaedt, Jackman, Bouck and Chambliss. The Amended SMIP is designed with the intent to allow us to pay performance-based compensation under Section 162(m) of the United States Internal Revenue Code, or the IRC.

          Stock Ownership Guidelines

          To encourage long-term stock ownership, the Senior Management Incentive Plan provides that each participating NEO is expected to retain at least 50% of all after-tax shares of common stock received from long-term incentive grants until such NEO meets and maintains the following stock ownership thresholds, as valued by the Compensation Committee:

●	For the Chief Executive Officer and President, three times such participant’s base salary; and

●	For other participating NEOs, two and one-half times such participant’s base salary.

Non-Equity Incentive Plan, Defined Contribution Plan, Nonqualified Deferred Compensation Plan Compensation and Other Benefits

          Other than cash performance bonuses, we do not provide non-equity incentive plan compensation, nor do we provide defined benefit retirement plans to our NEOs. The NEOs are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees. We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s base salary, subject to certain limitations imposed by the IRC. Employees are eligible to participate in the 401(k) plan beginning on the June 1 or December 1 first following completion of one full year of employment. Our matching contributions vest over five years.

          The NEOs and certain other highly compensated employees are also entitled to participate in the nonqualified deferred compensation plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The deferred compensation plan allows a highly compensated employee to voluntarily defer receipt of a portion of the employee’s earned base salary and all or a portion of cash performance bonuses, if any. Earnings on contributions to the deferred compensation plan are determined by reference to the returns on one or more select mutual funds (as determined by the participant) that are also available for investment by the general public. We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s base salary, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to the same limits that apply to the 401(k) plan except that our matching contributions are 100% vested when made. The earnings on these funds may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

          We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered.

          Perquisites and Other Personal Benefits

          The material components of our NEOs’ compensation are described above. We do not provide our NEOs extensive perquisites. Those that are provided are summarized in the Summary Compensation Table for Fiscal Year 2008 and the accompanying footnotes. Perquisites are valued at the incremental cost to the company.

          Tax Deductibility Considerations

          Within our performance-based compensation program, we aim to compensate the NEOs in a manner that is tax effective, but we do not let tax considerations drive compensation decisions. Section 162(m) of the IRC generally disallows an income tax deduction to publicly held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s “covered employees,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The policy of the Compensation Committee in the past has been to attempt to structure the compensation of our executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. In certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to assure competitive total compensation for the NEOs. Bonuses paid under the Senior Management Incentive Plan and compensation deemed paid with respect to stock option awards, direct stock issuances and restricted stock unit awards under the Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated) may be subject to the $1,000,000 limitation, unless considered “performance-based” compensation. Bonuses paid under the Amended and Restated Senior Management Incentive Plan are intended to be “performance-based” compensation.

          Severance and Change in Control Arrangements

          The provisions regarding severance and change in control contained in each NEO’s employment agreement are described elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.” With slight variations, the agreements for our NEOs other than Mr. Merrill generally provide for severance payments under various conditions in an amount approximately equal to three times the NEO’s base salary and bonus, plus the maximum bonus available for the year of termination under the officer’s employment agreement. Mr. Merrill’s employment agreement generally provides for a severance payment under various conditions in an amount approximately equal to the lesser of his base salary for a period of one year and his base salary for the remainder of the term of his employment agreement, plus the pro-rated maximum bonus available to him for the year of termination under his employment agreement. The Compensation Committee believes that these levels of severance are appropriate in light of what it understands is the level of severance offered by the comparator group, and because our relatively low base salaries would result in payments comparable to those that peer companies would pay given a lower multiple but higher base.

          The primary factor considered in establishing the change in control benefits was the competitive marketplace. In the case of payment of a multiple of the employee’s annual base salary and bonus in the event of a change in control, the Compensation Committee believes that this is appropriate because such payment generally motivates the executive to act in the best interests of the stockholders by removing the distraction of post change in control uncertainties faced by such executive with regard to his or her compensation. In addition, the company believes that the multiple of the payment is appropriate because the company’s executives have base salaries and bonuses that are low relative to their industry peers; therefore, the multiple would result in payments comparable to those that peer companies would pay given a lower multiple but higher base and bonus. In the case of payment of a bonus in the event of a change in control, the company adopted this approach because, in addition to the rationale discussed above, it would be impractical and potentially unfair, following a change in control, to continue to measure the company’s performance based on goals and targets previously set for an independent, freestanding company. In the case of accelerated vesting of stock options, the company uses stock options to provide compensation only to the extent the company’s stock price increases over the term of the option. In the case of full value awards, such as restricted stock units, the company uses such awards to enable recipients to share in both the risk and rewards of stock ownership through stock depreciation or appreciation and provide a type of compensation used by competitors. Immediate vesting upon a change in control permits recipients of such awards to participate in any price appreciation associated with a change in control on the basis similar to that available to stockholders as a whole, without the necessity of placing receipt of that compensatory element at the risk of the actions of an acquirer.

          The Compensation Committee reserves the right to alter severance payment levels going forward, though this action would require the consent of each NEO to an amendment to his existing employment agreement.

Compensation Committee Report

          The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and included in this Proxy Statement.

          This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman Edward E. “Ned” Guillet Michael W. Harlan

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

          The following table summarizes the total compensation earned by each of our named executive officers in 2008, 2007 and 2006.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($) (2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)		Total ($)
Ronald J. Mittelstaedt	2008		536,939	—	454,101	77,063	656,370	—	58,564	(7)	1,783,037
Chief Executive Officer	2007		512,462	—	305,036	85,009	573,622	—	88,424		1,564,553
and Chairman	2006		444,288	—	103,411	74,419	—	—	23,690		645,808
Worthing F. Jackman	2008		319,640	—	210,942	43,344	195,533	—	7,852		777,311
Executive Vice President	2007		305,154	—	140,398	47,817	170,882	—	9,262		673,513
and Chief Financial Officer	2006		259,808	—	45,623	41,860	—	—	—		347,291
Steven F. Bouck	2008		397,741	—	256,310	52,989	242,839	—	10,131	(8)	960,010
President	2007		380,154	—	169,709	58,441	212,224	—	10,491		831,019
	2006		334,288	—	55,964	51,163	—	—	4,030		445,445
Darrell W. Chambliss	2008		345,417	—	213,695	43,344	211,301	—	8,056		821,813
Executive Vice President	2007		330,692	—	141,788	47,817	184,663	—	8,612		713,572
and Chief Operating Officer	2006		290,327	—	46,839	41,860	—	—	325		379,351
Eric M. Merrill	2008	(9)	258,942	100,000	168,242	23,123	—	—	2,959		553,266
Senior Vice President –
People, Safety and
Development

(1)
Amounts shown reflect salary earned by the named executive officers for 2008, and reflect increases that Messrs. Mittelstaedt, Jackman, Bouck and Chambliss received on February 1 of that year and an increase that Mr. Merrill received on June 1 of that year.

(2)
Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the dollar amounts recognized by us as compensation expense for financial reporting purposes in 2008 for stock and option awards pursuant to SFAS 123R, excluding estimates of forfeitures related to service-based vesting conditions. Although the amounts shown do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced for estimated forfeitures pursuant to SFAS 123R. The assumptions used to calculate the value of stock and option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 10, 2009.

(3)
These compensation expense amounts reflect stock awards granted in 2008, 2007 and 2006 (the first year in which we granted stock awards to the named executive officers). The following table sets forth the amount included in the 2008 “Stock Awards” column with respect to awards granted in 2008 and prior years.

	Amount included in Table Attributable to
	Prior Year Awards	Fiscal 2008 Awards
Ronald J. Mittelstaedt	$292,573	$161,528
Worthing F. Jackman	134,870	76,072
Steven F. Bouck	162,944	93,366
Darrell W. Chambliss	136,121	77,574
Eric M. Merrill	120,837	47,405

(4)
These compensation expense amounts reflect option awards granted in 2006 only. We accelerated outstanding option awards granted to our employees, including the named executive officers, prior to that year on October 27, 2005, and incurred a non-cash charge of approximately $1.6 million, or $1.0 million net of taxes, associated with those accelerated option awards in 2005. We did not grant any option awards in 2007 or 2008. The following table sets forth the amount included in the 2008 “Option Awards” column with respect to awards granted in 2006.

	Amount included in Table Attributable to
	Prior Year Awards	Fiscal 2008 Awards
Ronald J. Mittelstaedt	$77,063	$—
Worthing F. Jackman	43,344	—
Steven F. Bouck	52,989	—
Darrell W. Chambliss	43,344	—
Eric M. Merrill	23,123	—

(5)
Amounts shown reflect annual incentive bonus awards earned by the named executive officers for 2008 under our Senior Management Incentive Plan, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” These amounts were paid on February 13, 2009.

(6)
We make available for business use to our named executive officers and others a private aircraft, which we own. Our general policy is not to permit employees, including the named executive officers, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the named executive officers, may derive personal benefit from travel on our aircraft incidental to a business function, such as when a named executive officer’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table for Fiscal Year 2008, we value the compensation benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the named executive officer’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including named executive officers) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the purchase cost of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

(7)
Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Mittelstaedt ($7,523) and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Mittelstaedt ($2,125); (ii) health club membership ($2,370); (iii) personal use of corporate aircraft incidental to a business function (see footnote (6) above) ($1,106); (iv) purely personal use of corporate aircraft (see footnote (6) above) ($38,840); and (v) professional association dues ($6,600).

(8)
Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Bouck and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Bouck; (ii) health club membership; and (iii) professional association dues.

(9)	2008 was the first year in which Mr. Merrill was a named executive officer.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2008

          The following table summarizes the amount of awards under the Senior Management Incentive Plan and equity awards granted in 2008 for each of the named executive officers.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Mittelstaedt	2/5/08	—	—	—	—	—	—	34,087	—	—	984,092
	—	—	538,200	941,850	—	—	—	—	—	—	—
Worthing F. Jackman	2/5/08	—	—	—	—	—	—	16,058	—	—	463,594
	—	—	160,425	280,743	—	—	—	—	—	—	—
Steven F. Bouck	2/5/08	—	—	—	—	—	—	19,703	—	—	568,826
	—	—	199,238	348,667	—	—	—	—	—	—	—
Darrell W. Chambliss	2/5/08	—	—	—	—	—	—	16,371	—	—	472,631
	—	—	173,138	302,992	—	—	—	—	—	—	—
Eric M. Merrill	2/5/08	—	—	—	—	—	—	10,000	—	—	288,700

(1)
The target incentive amounts shown in this column reflect our annual incentive bonus plan awards provided under the Senior Management Incentive Plan and represent the target awards pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual annual incentive bonus amounts earned by the named executive officers for 2008 under the Senior Management Incentive Plan are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table For Fiscal Year 2008.

(2)
Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan. The units vest in equal, annual installments over the five-year period following the date of grant, beginning on the first anniversary of the date of grant.

(3)
The value of a stock award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123R, and disregards estimates of forfeitures related to service-based vesting conditions.

          We have entered into an employment agreement with each of our named executive officers. The material terms of each of these employment agreements is discussed elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

          The following table summarizes unexercised options and restricted stock units that have not vested and related information for each of our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald J. Mittelstaedt	22,722	—	—	16.62	2/3/14	—		—	—	—
	6,015	—	—	16.62	2/3/14	—		—	—	—
	137,957	—	—	22.01	2/23/15	—		—	—	—
	4,544	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	15,300	(2)	483,021	—	—
	30,000	30,000	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	28,200	(3)	890,274	—	—
	—	—	—	—	—	34,087	(4)	1,076,127	—	—
Worthing F. Jackman	46,958	—	—	16.62	2/3/14	—		—	—	—
	18,044	—	—	16.62	2/3/14	—		—	—	—
	107,955	—	—	22.01	2/23/15	—		—	—	—
	4,545	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	6,750	(2)	213,098	—	—
	16,875	16,875	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	13,320	(3)	420,512	—	—
	—	—	—	—	—	16,058	(4)	506,951	—	—
Steven F. Bouck	138,613	—	—	10.63	2/1/12	—		—	—	—
	164,105	—	—	14.50	2/20/13	—		—	—	—
	162,737	—	—	16.62	2/3/14	—		—	—	—
	115,457	—	—	22.01	2/23/15	—		—	—	—
	4,544	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	8,280	(2)	261,400	—	—
	11,997	11,997	—	23.17	2/14/16	—		—	—	—
	8,628	8,628	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	15,960	(3)	503,857	—	—
	—	—	—	—	—	19,703	(4)	622,024	—	—
Darrell W. Chambliss	17,072	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	6,930	(2)	218,780	—	—
	8,247	8,247	—	23.17	2/14/16	—		—	—	—
	—	8,628	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	13,320	(3)	420,512	—	—
	—	—	—	—	—	16,371	(4)	516,832	—	—
Eric M. Merrill	63,000	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	6,120	(2)	193,208	—	—
	9,000	9,000	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	7,200	(3)	227,304	—	—
	—	—	—	—	—	3,894	(5)	122,934	—	—
	—	—	—	—	—	10,000	(4)	315,700	—	—

(1)	The options vest in equal, annual installments over the four-year period following the grant date of February 14, 2006.

(2)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 14, 2006.

(3)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 1, 2007.

(4)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 5, 2008.

(5)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of June 1, 2007.

(6)	Based on the closing price of our common stock of $31.57 on the New York Stock Exchange on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

          The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our named executive officers on an aggregated basis during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Mittelstaedt	207,515	4,037,786	12,150	364,104
Worthing F. Jackman	50,000	941,037	5,580	167,146
Steven F. Bouck	51,700	1,092,412	6,750	202,223
Darrell W. Chambliss	38,385	546,989	5,640	168,971
Eric M. Merrill	—	—	5,713	174,289

PENSION BENEFITS IN FISCAL YEAR 2008

          None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2008

          The following table summarizes the participation of our named executive officers during 2008 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Ronald J. Mittelstaedt	611,118	2,125	(195,641)	13,485	515,835
Worthing F. Jackman	20,000	7,629	(37,320)	13,354	70,434
Steven F. Bouck	204,779	4,245	(105,354)	6,262	198,470
Darrell W. Chambliss	117,332	4,747	(86,714)	—	154,545
Eric M. Merrill	—	—	(6,702)	7,059	9,333

(1)
Amounts in these columns represent the deferred portion of base salary and/or cash performance bonus and our annual matching contributions in lieu of matching contributions into our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table for Fiscal Year 2008 elsewhere in this proxy statement under “Salary” and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table for Fiscal Year 2008 under “All Other Compensation.”

(2)
Amounts in this column represent the aggregate decrease in the balance of each executive officer’s account at December 31, 2008, over the balance of his accounts at December 1, 2007, without giving effect to any withdrawals or distributions.

          The named executive officers and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under our 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows a highly compensated employee to voluntarily defer receipt of a portion (up to 80%) of the employee’s earned base salary and all or a portion of cash performance bonuses, if any. Earnings on contributions to the Nonqualified Deferred Compensation Plan are determined by reference to the returns on one or more select mutual funds, as determined by the participant (and which may be changed at any time by the participant), that are also available for investment by the general public. We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s base salary, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to the same limits that apply to the 401(k) plan except that our matching contributions are 100% vested when made. The earnings on these funds may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

          Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon retirement, as defined in the plan, a participant will receive a distribution from the plan in the form he previously selected - either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the retirement date. Upon termination of employment, a participant will receive a distribution from the plan in a lump sum within 60 days after the last day of the six-month period immediately following the termination date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his retirement benefits under the plan, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

          Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

          The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2008.

	(a)		(b)		(c)
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders(1)	3,266,827	(2)(3)	$19.53	(4)	2,460,522	(3)(5)
Not approved by stockholders(8)	1,033,782	(6)	$18.50	(7)	241,480	(6)
Total	4,300,609		$19.23	(4)(7)	2,713,252

(1)
Consists of: (a) the Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated) (the “2004 Plan”); (b) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”); and (c) the Second Amended and Restated 1997 Stock Option Plan (the “1997 Plan”).

(2)	Includes an aggregate of 1,332,312 restricted stock units.

(3)	While options granted under the 1997 Plan remain outstanding, the term of the plan expired in 2007, and as a result no further awards may be granted under the plan.

(4)	Excludes restricted stock units.

(5)
The remaining 1,460,522 shares reserved for issuance under the 2004 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The remaining 1,000,000 shares reserved for issuance under the Senior Incentive Plan will be issuable upon the exercise of future stock option grants made thereunder.

(6)
While options granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan.

(7)	Excludes restricted stock.

(8)	Consists of the plans summarized below.

          The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

          In 2002, our Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan is limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than ten years from the date they are granted. Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement. The Compensation Committee currently administers the 2002 Stock Option Plan. The Compensation Committee authorizes the granting of options and determines the employees and consultants to whom options are to be granted, the number of shares subject to each option, the exercise price, option term, vesting schedule and other terms and conditions of the options. However, while options previously granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan. Options previously granted under the plan have exercise prices per share as determined by the Compensation Committee at the time of grant. Immediately prior to a change in control, all outstanding options under the 2002 Stock Option Plan will automatically accelerate and become immediately exercisable. The Compensation Committee may in its discretion provide that the shares subject to an option under the 2002 Stock Option Plan may (i) continue as an immediately exercisable option, (ii) be assumed as immediately exercisable options by the surviving corporation or its parent, (iii) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for the option, or (iv) be cancelled after payment to optionee of an amount in cash or other consideration delivered to the stockholders of the company reduced by the exercise price.

2002 Restricted Stock Plan

          In 2002, our Board of Directors adopted the 2002 Restricted Stock Plan in which selected employees, other than executive officers and directors, may participate. Restricted stock awards under the 2002 Restricted Stock Plan may or may not require a cash payment from a participant to whom an award is made. The awards become free of the stated restrictions over periods determined at the date of the grant, subject to continuing employment, the achievement of particular performance goals and/or the satisfaction of certain vesting provisions applicable to each award of shares. The Compensation Committee currently administers the 2002 Restricted Stock Plan. The Compensation Committee authorizes the grant of any stock awards and determines the employees to whom shares are awarded, number of shares to be awarded, award period and other terms and conditions of the awards. Shares of restricted stock may be forfeited and revert to us if a plan participant resigns from Waste Connections and its subsidiaries, is terminated for cause or violates the terms of any non-competition or non-solicitation agreements to which that plan participant is bound (if such plan participant has been terminated without cause). Immediately prior to a change in control, all restrictions imposed by the Compensation Committee on any outstanding restricted stock award under the 2002 Restricted Stock Plan will be immediately automatically cancelled and such award will be fully vested, and any applicable performance goals will be deemed achieved at not less than the target level.

2002 Consultant Incentive Plan

          In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock may be issued to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Compensation Committee currently administers the 2002 Consultant Incentive Plan. The Compensation Committee authorizes the issuance of warrants and determines the consultants to whom warrants are to be issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants. All warrants granted under the plan shall have purchase prices per share at least equal to the fair market value of the underlying common stock on the date of grant.

Non-Plan Warrants

          Prior to the Board of Directors’ approval of the 2002 Consultant Incentive Plan, we issued warrants to purchase our common stock on an individual basis to certain consultants that assisted us in various capacities and certain employees. Historically, these warrants were issued fully vested and were exercisable at the date of grant. The Board of Directors authorized the issuance of such warrants and determined the consultants and employees to whom such warrants were issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

          We have entered into employment agreements with each of our named executive officers. Each of these agreements provides for certain payments to the named executive officer in the event of his termination, resignation, death or disability, or upon a change in control of our company.

Termination by the Company

          We may terminate a named executive officer’s employment with or without cause. Terminations for cause are subject to a sixty-day notice and right to cure provision in each named executive officer’s employment agreement. “Cause” is generally defined in each of these employment agreements as follows:

●	a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach;

●	except in Mr. Mittelstaedt’s case, a breach of any of the provisions of the non-competition and non-solicitation provisions of the agreement;

●
repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement;

●	conviction of a felony; or

●	misappropriation of property belonging to the company and/or any of its affiliates.

Termination Upon Death or Disability

          In the event of the disability or death of a named executive officer, in addition to the payments listed in the tables below, the named executive officer may receive benefits under our long-term disability insurance and our life and accidental death and dismemberment insurance plans, which provide for broad-based employee participation.

Termination by the Employee

          Each named executive officer may terminate his employment without good reason. In addition, except for Mr. Merrill, each named executive officer may terminate his employment for good reason. “Good Reason” is generally defined in each of these employment agreements as follows:

●
assignment to the employee of duties inconsistent with his responsibilities as they existed on the date of the agreement, a substantial alteration in the title(s) of the employee (so long as the existing corporate structure of the company is maintained) or a substantial alteration in the status of the employee in the company organization as it existed on the date of the agreement;

●	the relocation of the company’s principal executive office to a location more than 50 miles from its present location;

●	a reduction by the company in the employee’s base salary without the employee’s prior approval;

●
a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which the employee was participating or the taking of any action by the company which would adversely affect the employee’s participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of company);

●
any material breach by the company of any provision of the agreement without the employee having committed any material breach of his obligations thereunder, which breach is not cured within 20 days following written notice thereof to the company of such breach; or

●	the failure of the company to obtain the assumption of the agreement by any successor entity.

Change in Control

          A change in control of Waste Connections is generally treated as a termination without cause of the named executive officer, unless he elects in writing to waive the applicable provision of his employment agreement. Under each of these employment agreements, a “Change in Control” is generally deemed to have occurred if:

●
there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;

●	any person (as defined in the agreement), shall become the beneficial owner (as defined in the agreement), directly or indirectly, of 50% or more of the company’s outstanding voting securities; or

●
during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

          In addition to his severance payments described in the tables below, in the event of a change in control after which any previously outstanding option, warrant or other right relating to our capital stock fails to remain outstanding, each of the named executive officers would be entitled to receive either: (i) options to purchase that number of shares of stock of the acquiring company that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction (the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights); or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

Potential Payments

          The following tables estimate the payments we would be obligated to make to each of our named executive officers as a result of his termination or resignation or because of a change in control of our company pursuant to the employment agreements we have entered into with each of our named executive officers and certain other arrangements noted in the tables. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

          For illustrative purposes only, the tables assume that: (a) a notice of termination was received by the employee or a change in control in our company occurred on December 31, 2008, as applicable; (b) the price per share of our common stock is $31.57, the closing price on December 31, 2008, the last business day of that year; and (c) the reason for a termination for cause is not susceptible to the named executive officer’s 60-day right to cure under his employment agreement.

          In addition to the amounts reflected in the tables, on termination of a named executive officer’s employment agreement by us or by him as provided in his agreement, all deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

          Ronald J. Mittelstaedt, Chairman and Chief Executive Officer

          In the event Mr. Mittelstaedt voluntarily terminates his employment without good reason or his employment is terminated for cause, we have the option to make him subject to the terms of the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months from the date of termination, referred to as the Optional Restricted Period, in which case he would be entitled to the same severance benefits to which he would be entitled in the event of a termination without cause.

          Mr. Mittelstaedt’s employment agreement defines the term “Total Compensation,” used in the table below, to equal the sum of: (i) twelve months of his base salary as of the termination date; (ii) the maximum bonus of 100% of such base salary; and (iii) the amount of all vehicle allowance and vehicle-related, telephone and facsimile reimbursements that were payable to him with respect to the twelve months preceding the termination date.

          Mr. Mittelstaedt’s employment agreement also defines the term “Health Insurance Benefit,” used in the table below, as an amount equal to the excess of (i) the premiums payable by him to cover himself, his wife and his children for a three-year period beginning on the termination date under a health insurance plan that provides benefits comparable to those available under our health insurance plan then in effect, over (ii) the premiums that would be payable by him if he were still employed by us to cover himself, his wife and his children for that three-year period under our health insurance plan in effect on the termination date. In the case of a termination on death, the Health Insurance Benefit shall be calculated with respect to coverage only for Mr. Mittelstaedt’s wife and children. In both cases, for illustrative purposes only, we have used the cost for an employee plus unlimited dependents that Mr. Mittelstaedt or his family would pay under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, if they elected to extend their health coverage under our group health plan for the period indicated.

	Termination for Cause Not Subject to Optional Restricted Period		Termination for Cause Subject to Optional Restricted Period		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination by Employee Without Good Reason Subject to Optional Restricted Period		Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(1)	$1,699,470	(8)	$—	(1)	$—	(1)	$—	(1)	$—	(1)	$—	(1)
Bonus	—	(2)	538,200	(5)	538,200	(5)	538,200	(5)	538,200	(5)	538,200	(5)	—	(2)	538,200	(5)	538,200	(5)
Severance Payment	—		3,265,055	(6)	3,265,055	(6)	—		3,265,055	(6)	3,265,055	(6)	—		3,265,055	(6)	3,265,055	(6)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,701,422	(7)	2,701,422	(7)	2,701,422	(7)	2,701,422	(7)	2,701,422	(7)	—	(3)	2,701,422	(7)	2,701,422	(7)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—		$6,504,677		$6,504,677		$4,939,092	(5)	$6,504,677		$6,504,677		$—		$6,504,677		$6,504,677

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)
Reflects a lump sum payment of the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 100% of his base salary at the time of termination.

(6)	Reflects a lump sum payment equal to the sum of: (i) an amount equal to three times the employee’s Total Compensation and (ii) the employee’s Health Insurance Benefit.

(7)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the fifth anniversary of the date of termination.

(8)
Reflects a lump sum payment equal to the base salary payable to employee through the end of the term of his employment agreement, which for Mr. Mittelstaedt is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Mittelstaedt’s employment agreement currently expires on February 28, 2012.

Worthing F. Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(5)	$741,657	(9)	$—	(5)	$—	(5)	$—	(1)	$—	(5)
Bonus	—	(2)	160,425	(6)	160,425	(10)	160,425	(6)	160,425	(6)	—	(2)	160,425	(6)
Severance Payment	—		1,443,825	(7)	—		1,443,825	(7)	1,443,825	(7)	—		1,443,825	(7)
Unvested Stock Options,
Restricted Stock
Units and Other
Equity in Company	—	(3)	1,282,311	(8)	1,282,311	(8)	1,282,311	(8)	1,282,311	(8)	—	(3)	1,282,311	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—		$2,886,561		$2,184,393		$2,886,561		$2,886,561		$—		$2,886,561

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)
Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)
Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)
Reflects base salary payable to the employee through the end of the term of his employment agreement, which for Mr. Jackman is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Jackman’s employment agreement currently expires on April 25, 2011. See footnote (10) for payment terms.

(10)
Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Steven F. Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(5)	$1,095,806	(9)	$—	(5)	$—	(5)	$—	(1)	$—	(5)
Bonus	—	(2)	199,238	(6)	199,238	(10)	199,238	(6)	199,238	(6)	—	(2)	199,238	(6)
Severance Payment	—		1,793,138	(7)	—		1,793,138	(7)	1,793,138	(7)	—		1,793,138	(7)
Unvested Stock Options,
Restricted Stock
Units and Other
Equity in Company	—	(3)	1,560,531	(8)	1,560,531	(8)	1,560,531	(8)	1,560,531	(8)	—	(3)	1,560,531	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—		$3,552,907		$2,855,575		$3,552,907		$3,552,907		$—		$3,552,907

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)
Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)
Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)
Reflects the immediate vesting of all of the employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)
Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Bouck is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Bouck’s employment agreement currently expires on September 30, 2011. See footnote (10) for payment terms.

(10)
Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

											Termination
											by
									Termination		Employee
	Termination		Termination		Termination		Termination		by Employee		Without
	for		Without		on		on		For Good		Good	Change in
	Cause		Cause		Disability		Death		Reason		Reason	Control

Base Salary	$—	(1)	$—	(5)	$836,141	(9)	$—	(5)	$—	(5)	$— (1)	$—	(5)
Bonus	—	(2)	173,363	(6)	173,363	(10)	173,363	(6)	173,363	(6)	— (2)	173,363	(6)
Severance Payment	—		1,560,263	(7)	—		1,560,263	(7)	1,560,263	(7)	—	1,560,263	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	1,297,875	(8)	1,297,875	(8)	1,297,875	(8)	1,297,875	(8)	— (3)	1,297,875	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	— (4)	—	(4)
TOTAL	$—		$3,031,501		$2,307,379		$3,031,501		$3,031,501		$—	$3,031,501

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)
Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)
Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)
Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Chambliss is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Chambliss’ employment agreement currently expires on May 31, 2011. See footnote (10) for payment terms.

(10)
Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Eric M. Merrill, Senior Vice President – People, Safety and Development

	Termination		Termination		Termination		TerminationE
	for		Without		on		on		Termination		Change in
	Cause(1)		Cause(5)		Disability		Death		by Employee(1)		Control
Base Salary	$—	(2)	$—	(6)	$—	(6)	$—	(6)	$—	(2)	$—	(6)
Bonus	—	(3)	108,000	(7)	108,000	(7)	108,000	(7)	—	(3)	108,000	(7)
Severance Payment	—		274,715	(8)	274,715	(8)	270,000	(10)	—		270,000	(11)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(4)	934,746	(9)	934,746	(9)	934,746	(9)	—	(4)	934,746	(9)
TOTAL	$—		$1,317,461		$1,317,461		$1,312,746		$—		$1,312,746

(1)
Upon such a termination, employee would be required to repay a pro rata portion of certain relocation costs previously reimbursed to him by Waste Connections. As of December 31, 2008, this pro rata portion equaled approximately $43,292.

(2)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(3)	Employee will forfeit his bonus for the year in which such a termination occurs.

(4)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(5)	Upon such a termination, Waste Connection would pay as incurred Mr. Merrill’s expenses, up to $15,000, associated with career counseling and resume development.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnotes (8), (10) and (11) for payment terms.

(7)
Reflects the prorated maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 40% of his base salary at the time of termination. See footnotes (8), (10) and (11) for payment terms.

(8)
Reflects an amount equal to the sum of: (i) an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement; plus (ii) an amount equal to Waste Connections’ portion (but not the employee’s portion) of the cost of medical insurance at the rate in effect on the date of termination for a period of one year from the date of termination. For illustrative purposes only, we have used the cost for an employee that Mr. Merrill would pay under COBRA if he elected to extend his health coverage under our group health plan for the period indicated. Together with the payments under footnotes (6) and (7), this amount will be paid in accordance with Waste Connections’ normal payroll practices and not as a lump sum.

(9)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the first anniversary of the date of termination.

(10)
Reflects an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement. Together with the payments under footnotes (6) and (7), this amount will be paid in accordance with Waste Connections’ normal payroll practices and not as a lump sum.

(11)
Reflects an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement. Together with the payments under footnotes (6) and (7), this amount will be paid in a lump sum.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since January 20, 2005, Namen Chambliss has held the position of Network Manager for the company. Mr. N. Chambliss is the brother of Darrell Chambliss, our Executive Vice President and Chief Operating Officer. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Memphis, Tennessee. The total salary and bonus compensation we paid to Mr. N. Chambliss in 2008 was $108,309. In addition, Mr. N. Chambliss realized a gain of $11,913 in 2008 on the sale of common stock received on exercise of options granted to him in previous years, and he had $19,736 of restricted stock units vest in 2008. In 2008, we granted Mr. N. Chambliss 750 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Network Manager, Mr. N. Chambliss’ annual salary is $93,600 as of January 29, 2009.

Review, Approval or Ratification of Transactions with Related Persons

          The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

          In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

          In addressing conflicts of interest, Section 1 of the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

          In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that prohibit: (a) officers, directors or any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) officers or employees of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

          Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

          The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

AUDIT COMMITTEE REPORT

          The Audit Committee has prepared the following report for Waste Connections’ stockholders.

          The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2008. The Audit Committee operates under a written charter adopted by the Board of Directors.

          Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

          In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended, as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

          The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

          Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC.

          This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman
Robert H. Davis
William J. Razzouk

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

          PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2008. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year 2009. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws in order for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2009.

          The following table sets forth fees billed for professional services rendered in 2008 and 2007 by PricewaterhouseCoopers LLP.

	2008	2007
Audit Fees	$1,591,009	$1,553,276
Audit-Related Fees	—	—
Tax Fees	55,500	—
All Other Fees	3,000	3,000
Total	$1,649,509	$1,556,276

          Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2008 and 2007, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with review of documents filed with the SEC, and accounting consultations.

          Tax Fees consist of fees associated with tax compliance, advice and planning in 2008. Tax compliance, advice and planning principally included analyses to determine the amount of tax basis associated with acquisitions in 2008.

          All Other Fees consist of a license fee for an online accounting and reporting research database.

          The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s independence during the periods covered.

Pre-Approval Policies and Procedures

          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

          Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2008 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2008.

Legal Proceedings

          On October 25, 2006, a purported shareholder derivative complaint captioned Travis v. Mittelstaedt, et al. was filed in the United States District Court for the Eastern District of California, naming certain of our directors and officers as defendants, and naming us as a nominal defendant. On January 30, 2007, a similar purported derivative action, captioned Pierce and Banister v. Mittelstaedt, et al., was filed in the same federal court as the Travis case. The Travis and Pierce and Banister cases have been consolidated. The consolidated complaint in the action alleges violations of various federal and California securities laws, breach of fiduciary duty, waste, and related claims in connection with the timing of certain historical stock option grants. The consolidated complaint names as defendants certain of our current and former directors and officers, and names us as a nominal defendant. On June 22, 2007, we and the individual defendants filed motions to dismiss the consolidated action. On March 19, 2008, the Court granted our motion to dismiss and provided the plaintiffs leave to file an amended consolidated complaint, which the plaintiffs filed with the Court on April 8, 2008.

          On October 30, 2006, we were served with another purported shareholder derivative complaint, naming certain of our current and former directors and officers as defendants, and naming us as a nominal defendant. The suit, captioned Nichols v. Mittelstaedt, et al. and filed in the Superior Court of California, County of Sacramento, contains allegations substantially similar to the consolidated federal action described above. On April 3, 2007, a fourth purported derivative action, captioned Priest v. Mittelstaedt, et al., was filed in the Superior Court of California, County of Sacramento, and contains allegations substantially similar to the consolidated federal action and the Nichols suit. The Nichols and Priest suits have been consolidated and captioned In re Waste Connections, Inc. Shareholder Derivative Litigation and stayed pending the outcome of the consolidated federal action.

          In July 2008, the parties reached a preliminary agreement to settle all of these derivative actions, and in August 2008, the consolidated federal action was stayed as a result of the preliminary agreement. In March 2009, the parties executed and filed with the court a stipulation of settlement. Under the terms of the stipulation of settlement, we agreed to reaffirm and/or implement certain corporate governance measures and our insurance carrier agreed to pay not more than $3 million to plaintiffs’ counsel to cover plaintiffs’ counsel’s fees and costs, which are subject to court approval. The defendants expressly deny any wrongdoing and will receive a complete release of all claims. The stipulation of settlement is subject to standard conditions, including final court approval. There can be no assurance that final court approval will be obtained.

          We completed a review of our historical stock option granting practices, including all option grants since our initial public offering in May 1998, and reported the results of the review to the Audit Committee of our Board of Directors. The review identified a small number of immaterial exceptions to non-cash compensation expense attributable to administrative and clerical errors. These exceptions are not material to our current and historical financial statements, and the Audit Committee concluded that no further action was necessary. As with any litigation proceeding, we cannot predict with certainty the eventual outcome of the pending federal and state derivative litigation, nor can we estimate the amount of any losses that might result.

Stockholder Proposals for 2010 Annual Meeting of Stockholders

          To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the company’s 2010 Annual Meeting of Stockholders must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this Proxy Statement, no later than the close of business (California time) on November 30, 2009. Stockholder proposals submitted after that date will be considered untimely, within the meaning of Rules 14a-5(e)(2) and 14a-4(c)(1) under the Securities Exchange Act of 1934 and Article II, Section 10 of our bylaws, unless received as set forth above no later than the close of business (California time) on the 90th day prior to the date of the 2010 Annual Meeting of Stockholders.

Annual Report to Stockholders and Form 10-K

          Our Annual Report on Form 10-K for the fiscal year 2008 filed with the SEC, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to the company’s Secretary at the company’s address listed on the first page of this Proxy Statement, a copy of our 2008 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2008 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

Other Business

          The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. It is important that the proxies are returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Secretary

March 30, 2009

Directions to Waste Connections, Inc. Corporate Headquarters
2295 Iron Point Road, Suite 200, Folsom, CA. (916) 608-8200

Directions from Sacramento International Airport (~ 38 miles):

●	I-5 South to Hwy 50 East (to South Lake Tahoe)

●	Proceed East on Hwy 50 to East Bidwell Road exit

●	Turn left at exit signal onto East Bidwell Road, proceed North to Iron Point Road

●	Turn left onto Iron Point Road, proceed West for ~ 1 mile, past Broadstone Parkway

●	Turn left onto 1st driveway leading to 2295 Iron Point Road

Directions from I-80 (San Francisco) :

●	I-80 East to Bus 80 East to Hwy 50 East (to South Lake Tahoe)

●	Then follow rest of Airport directions, above

Directions from I-80 (Reno) or Business 80 (north end):

●	I-80 West to I-5 South, or Bus 80 West to Hwy 50 East (to South Lake Tahoe)

●	Then follow rest of Airport directions, above

Directions from I-5 or Hwy 99 (south end):

●	I-5 or Hwy 99 North to Hwy 50 East (to South Lake Tahoe)

●	Then follow rest of Airport directions, above

PROXY

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 14, 2009
10:00 A.M., California Time

WASTE CONNECTIONS, INC.
2295 Iron Point Road, Suite 200
Folsom, California  95630

Waste Connections, Inc. 2295 Iron Point Road, Suite 200 Folsom, California 95630	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 14, 2009.

The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 30, 2009, and Annual Report to Stockholders for the fiscal year 2008.  The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 14, 2009, at 10:00 a.m., California time, at WCI’s corporate headquarters, 2295 Iron Point Road, Suite 200, Folsom, California  95630, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE.  IF YOU DO NOT MAKE SPECIFICATIONS ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 REFERRED TO ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

ADDRESS BLOCK

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

 Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 Michael W. Harlan	☐	Vote FOR	☐	Vote WITHHELD
		02 William J. Razzouk		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of PricewaterhouseCoopers LLP as WCI’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Date ____________________________________, 2009

Address Change? Mark Box  ☐  Indicate changes below:
If you plan to attend the Annual Meeting of Stockholders, please mark the following box. n

Signature(s) in Box
Please sign exactly as your name(s) appears on the proxy. If the shares of common stock represented by the proxy are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.